Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS PRELIMINARY SALES, CLOSINGS AND BACKLOG FOR THE FIRST QUARTER 2008, AND CONTINUED PROGRESS ON KEY OBJECTIVES

Scottsdale, Ariz. (April 3, 2008) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today reported preliminary sales, closings and backlog for the first quarter ended March 31, 2008, and continued progress on several of the Company’s key operating and financial objectives.

The Company expects to report approximately $370 million of closing revenue on 1,320 homes, and $420 million in net sales on 1,630 homes ordered in the first quarter of 2008, after a cancellation rate of 27%. These results compared to closing revenue of $576 million on 1,796 homes, and $641 million in net sales on 2,073 homes ordered in the first quarter of 2007, net of a 27% cancellation rate. Ending backlog at March 31, 2008, is estimated to be $720 million, compared to $1.3 billion at March 31, 2007.

“Since the housing market has continued to weaken over the last two years, our primary objectives to manage through this downturn have been to strengthen our balance sheet by reducing our inventory and debt, and build liquidity to take advantage of future opportunities,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “We made further progress on several of our primary operating and financial objectives in the first three months of this year. We generated significant cash during the period by closing sales on homes in inventory and collecting $76 million in tax refunds. We reduced our standing inventory of unsold homes by about 340 this quarter, bringing our total inventory of unsold homes completed or under construction down to less than 770 at March 31, 2008. And we paid off all but two million dollars of our bank debt by the end of the quarter, equating to a $250 million total reduction in our bank facility debt over the last nine months. We expect to report continued compliance with all of our debt covenants at quarter-end, and believe we’ll report additional progress on our operating and financial objectives through the remainder of 2008.”

Due to additional impairments driven by the Company’s aggressive pricing of unsold inventory combined with further declines in home prices in many Meritage markets, the Company expects to record approximately $60-65 million of charges related to real estate valuation adjustments and write-offs in the first quarter of 2008.

“Considering the level of impairments we’ve recorded to date, and our much lower inventory levels, we expect our total real estate impairments for the year will be significantly lower than last year’s, and they should decline as prices stabilize,” said Mr. Hilton.

The Company plans to release earnings on April 28 after the market closes, and will host a conference call and webcast on April 29, 2008, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) to discuss first quarter 2008 results. The conference call will be webcast by B2i and available through the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 800-374-0113 with a passcode of “Meritage.” Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 1:00 p.m. EDT April 29, 2008 on the website noted above, or by dialing 800-642-1687, and referencing passcode 42077092.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando.  The Company was ranked by Builder magazine in 2007 as the 12th largest homebuilder in the U.S. and ranked #580 on the 2007 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s preliminary results for closings, revenue, sales, backlog, potential charges related to real estate valuation adjustments and write-offs for the first quarter and full year 2008, continued compliance with debt covenants and expectations for additional progress on the Company’s operating and financial objectives. Such statements are based upon preliminary financial and operating data, which are subject to finalization by management and review by our independent public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company intends to report final results later this month, but makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability;  success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; investments in land and development joint ventures; dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; the ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility; the Company’s lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of the Company’s homes; changes in the availability and pricing of real estate in the markets in which the Company operates; the ability to acquire additional land or options to acquire additional land on acceptable terms; the exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct homes; the Company’s level of indebtedness and the ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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